EXHIBIT 4.6

THIRD AMENDMENT

TO THE

PQ CORPORATION SAVINGS PLAN

(As Amended and Restated Effective as of January 1, 2016)

This Third Amendment (the “Third Amendment”) to the PQ Corporation Savings Plan, as amended and restated effective as of January 1, 2016 (the “Plan”), is made by PQ Corporation (the “Company”) and is effective as of the dates set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

W I T N E S S E T H:

WHEREAS,	the Company currently sponsors and maintains the Plan;

WHEREAS,	the ultimate parent company to the Company, PQ Group Holdings Inc. (the “Parent Company”), is a publicly traded company;

WHEREAS,	the Company desires to amend the Plan to allow participants in the Plan the opportunity to invest a portion of their account balances under the Plan in stock of the Parent Company effective October 1, 2018; and

WHEREAS,	the Company, as Plan sponsor, is authorized to amend the Plan pursuant to Section 12.1(a) thereof.

NOW, THEREFORE, pursuant to Section 12.1(a) of the Plan, the Company hereby amends the Plan as follows:

Effective October 1, 2018:

(i)	A new whereas clause is added to the Introduction section of the Plan, immediately following the last whereas clause thereof, to read as follows:

“WHEREAS, the Plan was further amended, in accordance with a Favorable Determination Letter issued to the Plan by the Internal Revenue Service on September 22, 2017, to change the definition of “Spouse” effective as of June 26, 2013, and to clarify that the Plan does not invest in employer securities effective as of January 1, 2016.”

(ii)

The definitions of “Eco PEP Replacement Contribution Account” and “Limited 2016 Profit Sharing Contribution Account” in Article I of the Plan are amended by deleting the word “means” and replacing, in each occurrence thereof, with a dash.

(iii)	The following definitions are added to Article I of the Plan, in the appropriate alphabetical order:

“Company Investment Program” means the portion of the Plan represented by the aggregate of each Participants’ Parent Company Stock Account, which is described in Article XVII.

“Company Investment Contributions” means contributions made by or on behalf of Participants to their Parent Company Stock Account pursuant to Section 17.4.

“Investment Fiduciary Committee” means the individuals appointed by the Board of Directors to supervise the selection, monitoring, and removal of Investment Medium offered under the Plan. In the event an Investment Fiduciary Committee is not appointed by the Board of Directors, the Committee shall serve as the Investment Fiduciary Committee.

“Parent Company” means PQ Group Holdings Inc.

“Parent Company Stock” means common stock (par value $0.01/share) of the Parent Company.

“Parent Company Stock Account” means the definition provided such term in Section 17.2.

(iv)	The definition of “Change of Control” in Article I of the Plan is amended by revising paragraph (a) thereof to read, in pertinent part, as follows (new text underlined):

“(a) a change in the ownership or control of the Company, or Parent Company, effected through a transaction or series of transactions…”

(v)	The definition of “Investment Medium” in Article I of the Plan is amended by adding the following sentence to the end thereof:

“Effective October 1, 2018, Parent Company Stock may be offered as an Investment Media under the Plan, subject to the limitations in Section 17.2 and the Committee’s discretion to restrict or remove Parent Company Stock as an Investment Media under the Plan pursuant to Section 10.6(a).”

(vi)	The definition of “Personal Retirement Contributions” in Article I of the Plan is amended by revising the first sentence thereof to read as follows (deleted text stricken; new text underlined):

“Personal Retirement Contributions” means the amounts contributed by ~~the~~ a Participating Company pursuant to Section 3.5.”

(vii)	Section 2.9 is amended by deleting the word “finish” in the first sentence thereof and replacing with the word “furnish.”

(viii)	Section 3.6 is amended by adding the word “Total” immediately before the word “Disability” in each occurrence thereof in subsections (b)(iii) and (c)(iv).

(ix)	Section 8.7 is amended by revising the last sentence thereof to read as follows (new text underlined):

“Unless so specified, distribution will be made out of the Participant’s interest in the various Investment Media in proportion to the Participant’s share in such Investment Media, provided, however, that a Participant’s Parent Company Stock Account will be liquidated to the extent necessary to maintain the limitations on investments in Parent Company Stock under Section 17.2(a).”

(x)	Section 9.1 is amended by inserting the following new paragraph immediately following the last sentence thereof:

“A Participant may specify to which Investment Medium or Investment Media a loan under this Article is to be charged provided, however, that in all events the limitations on investments in Parent Company Stock under Section 17.2(a) shall be maintained. Unless so specified, distribution of the loan will be made out of the Participant’s interest in the various Investment Media in proportion to the Participant’s share in such Investment Media.”

(xi)	Section 10.3 is amended to read, in its entirety, as follows (deleted text stricken; new text underlined):

“10.3 Functioning of Committees. The Committee, the Investment Fiduciary Committee and those persons or entities to whom ~~the~~ such Committees ~~has~~ have delegated responsibilities shall keep accurate records and minutes of meetings, interpretations, and decisions. The Committee and Investment Fiduciary Committee shall act by majority vote of the members, and such action shall be evidenced by a written document.”

(xii)	Section 10.5 is amended to read, in its entirety, as follows (new text underlined):

“Indemnification. Each member of the Committee, the Investment Fiduciary Committee, and any other person who is an Employee or director of a Participating Company or an Affiliated Company shall be indemnified and held harmless by the Company against and with respect to all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney’s fees and other costs incident to any suit, action, investigation, claim or proceedings to which he may be a party by reason of his performance of administrative functions and duties under the Plan, except in relation to matters as to which he shall be held liable for an act of willful misconduct in the performance of his duties. The foregoing right to indemnification shall be in addition to such other rights as the Committee member, Investment Fiduciary Committee member, or other person may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the Committee member, Investment Fiduciary Committee member, or other person may be entitled pursuant to the by-laws of the Participating Company.”

(xiii)	New Section 10.6 is added to Article 10 to read, in its entirety, as follows:

“10.6 Investment Selection. All contributions under the Plan shall be delivered to the Trustee and shall be invested, as provided in Section 11.5, and in accordance with a Participant’s then current investment elections in one or more of the Investment Medium then available under the Plan. The Plan shall be administered in accordance with Section 404(c) of ERISA, and regulations and guidance promulgated thereunder.

(a) Investment Options (Other Than Parent Company Stock). The Investment Fiduciary Committee may provide any form of investment option it determines to be advisable; provided, however, that such funds and options are made available uniformly to all Participants and in accordance with Section 404(c) of ERISA. Such additional funds and options may include, but shall not be limited to mutual funds, target date funds, or any other investment fund comprising any combination of investments. The Investment Fiduciary Committee may eliminate any Investment Medium or Media under the Plan as the Investment Fiduciary Committee determines to be advisable, and, in connection with such change, direct that the amounts invested in any affected Investment Medium or Media be transferred to another Investment Medium or Media chosen by the Investment Fiduciary Committee.

(b) Parent Company Stock. Notwithstanding any provision herein to the contrary and subject to the Company’s right to amend the Plan pursuant to Section 12.1, the Investment Fiduciary Committee shall have full discretion and authority to modify, remove, eliminate or restrict Parent Company Stock as an Investment Media under the Plan, with or without notice to Participants, and to transfer any amounts invested in Parent Company Stock to any other investment fund or option in the absence of the express written (or other method acceptable to the Committee) direction of the affected Participant with respect to such other investment fund or option.”

(xiv)	Section 11.5 is amended by adding the following sentences immediately following the first sentence of subsection (b):

“As provided in Section 17.2(b), no more than 15% of the contributions made by or on behalf of a Participant pursuant to Section 3.1 (Pre-Tax Basic and After Tax Supplement Contributions), Section 3.4 (Matching Contributions), Section 3.6(c) (Eco PEP Replacement Contributions) and Section 7.1 (Rollover Contributions) may be designated as Company Investment Contributions and allocated to the Participant’s Parent Company Stock Account. In addition, as provided in Section 17.2(a), no more than 15% of the aggregate value of all the Accounts of a Participant, as represented by the Parent Company Stock Account, may be invested in Parent Company Stock, when such investment arises by reason of newly contributed monies, or exchanges out of other Investment Medium and, into Parent Company Stock.”

(xv)	Section 11.5(f) is revised to read, in its entirety, as follows (new text underlined):

“(f) Notwithstanding the Participants’ ability to direct investments under this Section 11.5 and the Trustee’s general authority under Section 11.4 to invest and hold Plan assets in any form of property, including common and preferred stocks, effective January 1, 2016 and through September 30, 2018, the Trustee shall not invest Plan assets in employer securities, as defined in section 407(d)(1) of ERISA.”

(xvi)	A new subsection (g) is added to Section 11.5 to read, in its entirety, as follows:

“Effective October 1, 2018, a Participant shall, pursuant to Article XVII and in accordance with rules established by the Committee, be eligible to: (i) direct that a portion of the amounts held in any of the Participant’s Accounts under the Plan be allocated to the Participant’s Parent Company Stock Account and invested in Parent Company Stock, and (ii) designate a portion of the contributions made by or on behalf of a Participant pursuant to Section 3.1 (Pre-Tax Basic and After Tax Supplement Contributions), Section 3.4 (Matching Contributions), Section 3.6(c) (Eco PEP Replacement Contributions) and Section 7.1 (Rollover Contributions) be allocated to the Participant’s Parent Company Stock Account and invested in Parent Company Stock.”

(xvii)	A new Article XVII is added to the Plan to read, in its entirety, as follows:

“ARTICLE XVII

INVESTMENT IN PARENT COMPANY STOCK

17.1 Establishment of Company Investment Program. Effective October 1, 2018, a Company Investment Program has been established as a component of the Plan. Such component of the Plan is designed to allow the establishment of a Parent Company Stock Account (as defined herein) for, and on behalf of, each Participant through which Participants may elect to invest in Parent Company Stock. All Participants’ Parent Company Stock Accounts under the Plan shall be collectively administered under the Company Investment Program, with each such Parent Company Stock Account separately accounted for within the Company Investment Program.

17.2 Parent Company Stock Account. Within the Company Investment Program, the Committee shall establish a Parent Company Stock Account, and any appropriate subaccounts, in the name of each Participant and shall thereafter maintain a record thereof. “Parent Company Stock Account” shall mean the subaccount(s) established pursuant to Section 4.1 to track holdings in Parent Company Stock, with respect to those Participants who elect to invest in Parent Company Stock pursuant to Section 11.5(g) and this Article XVII, including adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.

(a) A Participant shall be eligible to direct that a portion of the amounts held in the Participant’s Accounts under the Plan (with the exception of any amount that is not 100% vested pursuant to Section 6.1) be transferred to the Participant’s Parent Company Stock Account and immediately thereafter be invested in Parent Company Stock, subject however to the limitation that no more than 15% of the aggregate value of all the Accounts of a Participant may be invested in Parent Company Stock, when such investment arises by reason of newly contributed monies, or exchanges out of other Investment Medium and, into Parent Company Stock.

(b) A Participant shall be eligible to elect that a portion of the contributions made by or on behalf of a Participant pursuant to Section 3.1 (Pre-Tax Basic and After Tax Supplement Contributions), Section 3.4 (Matching Contributions), Section 3.6(c) (Eco PEP Replacement Contributions) and Section 7.1 (Rollover Contributions) be designated as Company Investment Contributions and allocated to the Participant’s Parent Company Stock Account, provided however that no more than 15% of any category of such contributions may be designated as Company Investment Contributions.

(c) The Parent Company Stock Account of each Participant shall be credited and debited periodically during each Plan Year in which a Parent Company Stock Account is maintained on behalf of a Participant with, as applicable: (i) any stock and cash dividends paid on the shares of Parent Company Stock then allocated to the Participant’s Parent Company Stock Account; (ii) any additions in the number of shares of Parent Company Stock held for such Participant in the Plan due to a stock split issued with respect to such Parent Company Stock; and (iii) any additions or reductions in the number of shares of Parent Company Stock held for such Participant in the Plan due to the reallocation of the investment of the Participant’s Parent Company Stock Account in accordance with Sections 10.6 and 17.4.

17.3 [Reserved]

17.4 Investment Directions. Notwithstanding the initial source of assets in a Participant’s Parent Company Stock Account (e.g. Pre-Tax Basic Contributions, Matching Contributions, Personal Retirement Contributions, etc.) the Participant shall retain the right to direct investments of such Parent Company Stock Account, subject to the provisions of Sections 10.6, 11.5 and 17.2.

17.5 Payment of Dividends. Any cash dividends paid with respect to Parent Company Stock in the Company Investment Program as of the record date shall be reinvested in Parent Company Stock within a Participant’s Parent Company Stock Account.

17.6 Voting and Tender of Parent Company Stock. Each Participant (which term for purposes of this Section shall include the beneficiary of a deceased Participant) shall be entitled to direct the Trustee, in accordance with the following, as to the exercise of any and all voting and all other rights attributable to a shareholder of record of Parent Company Stock then allocated to the Participant’s Parent Company Stock Account.

(a) As soon as practicable following the record date for voting at any meeting of the shareholders of the Parent Company, the Committee shall furnish (or cause to be furnished) each Participant with an appropriate form whereby the Participant may instruct the Trustee as to the manner in which the Trustee is to vote the number of full shares (if any) of Parent Company Stock in the Participant’s Parent Company Stock Account as of the Valuation Date that is the record date. If the board of directors of the Parent Company is soliciting proxies in connection with any such meeting, the Trustee shall use its best efforts to timely distribute (or cause to be distributed) to the Participants a copy of such proxy soliciting materials. All such instructions from Participants shall be maintained by the Trustee in accordance with procedures designed to safeguard the confidentiality of such information, except to the extent necessary to comply with law, regulation or legal process not preempted by ERISA. The Trustee shall vote shares in the manner instructed by the Participant.

The Trustee shall vote the shares of Parent Company Stock allocated to the Parent Company Stock Accounts of Participants as to which the Trustee has not received timely voting instructions in the same proportion as the shares as to which it has received timely voting instructions.

(b) As used herein, an “Acquisition Offer” shall be an offer made by any person or group to acquire or exchange all or part of the outstanding securities of the Parent Company, including any such securities held in the Plan. In the event of an Acquisition Offer, (i) the Committee shall use its best efforts to timely distribute (or cause to be distributed) to the Participants a copy of such information that is distributed to stockholders in connection with such Acquisition Offer and (ii) each Participant shall be entitled to direct the Trustee (on a form furnished (or caused to be furnished) by the Committee) to tender or exchange all or part of the shares of Parent Company Stock in the Participant’s Parent Company Stock Account. If the Trustee timely receives such an instruction to tender or exchange a Participant’s securities, the Trustee shall tender or exchange the Participant’s securities in accordance with such instructions. All such instructions from Participants shall be maintained by the Trustee in accordance with procedures designed to safeguard the confidentiality of such information, except to the extent necessary to comply with law, regulation or legal process not preempted by ERISA. Any such securities as to which the Trustee does not timely receive instructions shall not be tendered or exchanged by the Trustee. Any reasonable expenses of the Trustee related to the distribution of such materials shall be borne by the Company or the Participating Companies.

17.7 Right to Receive a Distribution of Stock. The distribution of a Participant’s Parent Company Stock Account will be made in accordance with Article V. At the Participant’s election, such distribution will be made in whole shares of Parent Company Stock (with the value of any fractional share of Parent Company Stock paid in cash), cash, or a combination of both in accordance with Section 5.7. In the event a Participant elects to receive a distribution of Parent Company Stock Account in whole shares, upon request of the Participant, such distribution may be made in accordance with Code section 402(e)(4), and regulations promulgated thereunder. In the absence of a Participant election regarding the distribution of the Participant’s Parent Company Stock Account, such distribution shall be paid in cash.

17.8 Share Legend. Shares of Parent Company Stock in the Plan held or distributed by the Trustee may include such legend restrictions on transferability as the Parent Company may reasonably require in order to assure compliance with applicable federal and state securities laws.”

(xviii)	Schedule A (Participating Companies) is amended to read, in its entirety, as follows (new text underlined):

“The following employers have duly adopted this Plan for their employees and are thus Participating Companies as of January 1, 2016:

PQ Corporation

Potters Industries, LLC (successor in interests of Potters Industries Inc.)

The following employer has duly adopted this Plan for its employees and is thus a Participating Company as of December 1, 2016:

Eco Services Operations Corp.”

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed by its duly authorized representative this 28th day of September, 2018.

PQ Corporation

By: /s/ William J. Sichko, Jr.
Signature

Title: Chief Administrative Officer

William J. Sichko, Jr.
Name printed